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             CONSOLIDATED EDISON COMPANY OF NEW YORK,INC.

                          BOARD OF TRUSTEES

                            March 26, 1996


        RESOLVED, That, effective the opening of business on May
20, 1996, the first sentence of Section 8 of the By-Laws be and the same hereby is amended to read as follows:

        "Section 8. The affairs of the Company shall be managed under the direction of a Board consisting of thirteen Trustees, who shall be elected annually by the stockholders by ballot and shall hold office until their successors are elected and qualified."